Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PACIFIC MERCANTILE BANCORP

Raymond E. Dellerba and Barbara Palermo hereby certify that:

1. They are the President and Secretary, respectively, of Pacific Mercantile Bancorp, a California corporation (the “Corporation”).

2. The first paragraph of Article III of the Articles of Incorporation of this Corporation is amended to read, in its entirety, as follows:

“The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares that this Corporation is authorized to issue is eighty-seven million (87,000,000) shares; eighty-five million (85,000,000) shares shall be Common Stock, no par value per share, and two million (2,000,000) shares shall be Preferred Stock, no par value per share.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares of stock of the Corporation entitled to be voted on the foregoing amendment was (i) 12,273,003 shares of Common Stock, and (ii) 123,000 shares of Preferred Stock, comprised of 11,000 outstanding shares of Series A Preferred Stock and 112,000 outstanding shares of Series B Preferred Stock. The number of shares voting in favor of the amendment exceeded the votes required. The percentage votes required were more than fifty percent (50%) of the outstanding shares of Common Stock, voting as a separate class, and more than fifty percent (50%) of the outstanding shares of Common Stock and Preferred Stock voting together.

Each of the undersigned declares under penalty of perjury that the matters set forth in this Certificate are true of his or her own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Articles of Incorporation in Costa Mesa, California on January 26, 2012.

/s/ RAYMOND E. DELLERBA
Raymond E. Dellerba, President

/s/ BARBARA PALERMO
Barbara Palermo, Secretary